Exhibit 99.1

Contact:	Michael Schuh	(425) 951-6788
	Anne Bugge	(425) 951-1378

	EVC Group	(415) 896-6818
Doug Sherk
Jennifer Beugelmans

SONOSITE REPORTS 44% FIRST QUARTER REVENUE GROWTH

Company Reports EPS of $0.05
Conference Call Today at 1:30 pm PT/4:30 ET

BOTHELL, WA --April 28, 2005 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today reported strong financial results for the first quarter ended March 31, 2005.

Worldwide revenue in the first quarter of 2005 grew 44% to $34.0 million compared with $23.5 million in the first quarter of 2004.  The company achieved pre-tax income of $1.4 million in the first quarter of 2005 and reported net income in the first quarter of $725,000, or $0.05 per diluted share, compared with a loss of $1.4 million, or $0.10 per share, a year ago.

"The year is off to an exceptionally strong start," said Kevin M. Goodwin, SonoSite President and CEO.  "The quarter's outstanding results were due to excellent execution in both US and International markets. During the second quarter we will be focused on the worldwide launch of the MicroMaxx (TM) system, our third generation of hand-carried ultrasound technology. We will be hosting events in the US, Canada, Europe and Asia to give physicians and sonographers a first hand look at this powerful yet lightweight system and we plan to begin customer shipments in mid-June."

Goodwin continued,  "I believe that the MicroMaxx system represents a remarkable achievement. Through our expertise in digital ultrasound ASIC technology, we have quadrupled the system processing power to achieve image resolution comparable to systems weighing 30 to 40 times more and costing well over $100,000 without increasing system size or weight over our prior generation system.  Backed by a precedent setting five year standard warranty, we believe we offer an unparalleled value proposition to our customers."

In the first quarter of 2005, the company's gross margin rose to 70.2% compared with 64.8% in the same quarter of 2004. Gross margin increased due to an improved product mix, increased manufacturing efficiencies and a reduced royalty rate from the prior year under the company's technology licensing agreement with our former parent.

Operating expenses in the first quarter grew 32% to $22.2 million compared with $16.9 million in the first quarter of 2004.  The growth was primarily due to expenses associated with the growth in international distribution, marketing and R&D associated with the launch of the MicroMaxx system and higher legal expenses.

In the first quarter of 2005, US revenue grew 34% compared with the prior year's first quarter led by a particularly strong performance in enterprise markets. International revenue grew 54% in the first quarter of 2005 compared with the first quarter of 2004 driven by strong performance in Europe, Japan and Latin America.  US revenue accounted for 47% of total company revenue in the first quarter of 2005 compared to 50% in the prior year's comparable quarter.

As of March 31, 2004, cash, cash equivalents and investments were $61.5 million compared to $64.1 million as of December 31, 2004.  The decrease was due to an increase in inventory to support the new product launch, an increase in accounts receivable due to timing of sales occurring later in the quarter and a reduction in accrued expenses.

Company Outlook for Second Quarter and Remainder of 2005

For 2005, the company expects revenue to grow 28% to 29% with gross margins approaching 70% and operating expenses as a percentage of revenue of approximately 64%.  Other income is expected to be level with the prior year.  The company expects the effective tax rate for the year to be between 40% and 45%.  The effective tax rate is higher that the statutory rate due to the fact that the company currently does not recognize any tax benefit for losses generated by its international subsidiaries.  Due to the utilization of its net operating loss carry forwards, the company's tax expense is largely a non-cash expense.

For the second quarter, the company expects year-over-year revenue growth of approximately 30% and gross margin of approximately 70%.  The company continues to expect approximately 50% of its total annual operating expenses to occur in the first half due to the impact of product launch costs concentrated  in the second quarter.  Due to launch costs for the MicroMaxx system, the company expects a loss in the second quarter of $0.12 to $0.15 per share.  Since no tax benefit will be recorded for the international losses, the income tax expense in the second quarter is expected to be close to zero.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PDT/4:30 pm EDT.  The call will be broadcast live and can be accessed via the "Investors" Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning April 28, 2005, 4:30 pm (PDT) until May 11, 2005, midnight (PDT) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code -- 7405545 - is required to access the replay.    The call will be also archived on SonoSite's website at http: //ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in hand carried ultrasound, with an installed base of more than 20,000 systems. The Company, headquartered near Seattle, Washington is represented by subsidiaries and a global distribution network in over 75 countries. Approximately half of its revenues are generated from international markets. SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. The Company employs approximately 400 people worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are "forward-looking statements" for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully manufacture, market and sell our new MicroMaxx™ ultrasound systems, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the outcome of pending patent litigation and expenses associated with such litigation, regulatory and reimbursement changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, "Important Factors that May Affect Our Business, Our Results of Operations and Our Stock Price," included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended
	March 31,
	2005	2004

Revenue	$33,965	$23,514
Cost of revenue	10,120	8,285

Gross margin	23,845	15,229

Operating expenses:
Research and development	3,782	3,073
Sales and marketing	15,702	11,585
General and administrative	2,748	2,232

Total operating expenses	22,232	16,890

Other income (loss), net	(224)	261

Income (loss) before income taxes	1,389	(1,400)

Income tax provision	664	--

Net income (loss)	$725	$(1,400)

Basic net income (loss) per share	$0.05	$(0.10)

Diluted net income (loss) per share	$0.05	$(0.10)

Weighted average common and potential
common shares used in computing:
Basic net income (loss) per share	15,318	14,631

Diluted net income (loss) per share	15,961	14,631

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)
	March 31, 2005	March 31, 2004

Cash and cash equivalents	$15,356	$17,272
Short-term investment securities	15,539	14,319
Accounts receivable, net	34,851	33,586
Inventories	20,608	17,990
Deferred income taxes	4,665	3,596
Prepaid expenses and other current assets	2,070	2,476

Total current assets	93,089	89,239

Property and equipment, net	7,655	7,632
Investment securities	30,557	32,490
Deferred income taxes	20,135	21,189
Goodwill	972	972
Other assets	2,831	3,570

Total assets	$155,239	$155,092

Accounts payable	$6,075	$6,360
Accrued expenses	7,918	10,747
Deferred revenue	4,747	4,522

Total current liabilities	18,740	21,629

Deferred rent	254	228

Total liabilities	18,994	21,857

Shareholders' equity:
Common stock and additional paid-in capital	199,548	196,470
Deferred stock compensation	(374)	--
Accumulated deficit	(63,719)	(64,444)
Accumulated other comprehensive income	790	1,209

Total shareholders' equity	136,245	133,235

Total liabilities and shareholders' equity	$155,239	$155,092